Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 24, 2010, with respect to the financial statements included in the Annual Report of Digimarc Corporation on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Digimarc Corporation on Form 10 (File No. 001-34108, effective October 16, 2008) and Form S-8 (File No. 333-154524, effective October 20, 2008).

/s/ GRANT THORNTON LLP

Portland, Oregon

February 24, 2012